Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Release (the “Agreement”) is made by and between Bob Marino, an individual (“Executive”) and CafePress Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”). Executive must sign and return this Agreement within twenty-one (21) days of his termination to be eligible for the severance benefits described below.

WHEREAS, Executive served the Company as its Chief Executive Officer from April of 2011 until August 3, 2014, on which date Executive resigned from his employment with the Company and resigned all positions he held with the Company and its subsidiaries as an officer or a director (the “Termination Date”); and

WHEREAS, the Company and Executive entered into an Employee Confidentiality and Inventions Agreement Dated July 9, 2005 (the “Confidentiality Agreement”); and

WHEREAS, the Company wishes to provide Executive with a severance package and to retain Executive as a consultant pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), but is willing to do so only if Executive provides the Company with this release so that the Company is assured that the severance pay satisfies Executive’s expectations.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 7 below, the Company agrees as follows:

(i) Separation Pay. The Company agrees to pay Executive the lump sum of Four Hundred Twelve Thousand dollars ($412,000) less applicable tax withholdings (“Separation Pay”). This payment will be made on or before the sixtieth (60th) day following the Termination Date, but not later than 60 days after the date Executive has incurred a “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended. This payment will be subject to all legally required payroll deductions and withholdings.

(ii) COBRA. If and to the extent that Executive elects to continue health insurance coverage under COBRA, then for the months of September through December of 2014 the Company agrees to pay the monthly COBRA premiums for Executive and his dependents. Executive is solely responsible for filing any necessary paperwork for COBRA coverage.

(iii) Relief from Provision of the Confidentiality Agreement. The first sentence of Section 2.5 of the Confidentiality Agreement is hereby amended as follows: “I will promptly and fully disclose in writing to the Company all Inventions during my employment, including any that may be covered by Section 2870.”

(iv) Consulting Agreement. The Company will retain Executive as a consultant under the Consulting Agreement through December 31, 2014 or earlier if terminated according to its terms. Any restricted stock units or options will continue to vest during the Term of the Consulting Agreement as defined therein, and if the Term ends other than on the last day of a monthly or quarterly installment vesting date applicable to an option or restricted stock unit, Executive will be given pro rata vesting credit for the portion of the month or quarter, as applicable, prior to and including the last day of the Term.

(v) General. Executive acknowledges that without this Agreement or another Release of claims acceptable to the Company, he is otherwise not entitled to the consideration listed in this Section 1, and is offered by the Company solely as consideration for this Agreement.

2. Benefits. Executive’s health insurance benefits will cease on August 31, 2014, subject to Executive’s right to continue Executive’s health insurance under COBRA (see also Section 1(ii) above). Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of any bonuses, vacation and PTO, stock option vesting, all ceased as of the Termination Date.

3. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

4. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Notwithstanding the foregoing, Executive represents that he has outstanding approximately $2,500 in reimbursable expenses, for which he will submit a request for reimbursement and required back-up documentation to the Company by no later than August 8, 2014.

5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts or damages that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Sarbanes-Oxley Act of 2002; section 49.60.010 et seq.; The Fair Labor Standards Act, 29 U.S.C. §§201 et seq.; relevant Kentucky labor codes, and all amendments to each of the above-referenced statutes; and any other laws of the state of Kentucky; and any other federal, state or local laws or regulations relating to employment terms and conditions of employment;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). In addition, this release does not extend to (a) any rights to reimbursement or indemnification Executive may have pursuant to any written agreement with the Company, or any parent or subsidiary of the Company, to which Executive is a party; the charter, bylaws or other governing documents of the Company, or any parent or subsidiary of the Company; under applicable law; or under directors and officers liability, errors and omissions, or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution Executive may have in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company or any parent or subsidiary of the Company (or the directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns of any of them) are jointly responsible.

6. Additional Effects of Release. Without limiting the generality of the forgoing, Executive agrees that as a result of his resignation from employment as described herein, Executive has no right to severance benefits of any type, other than as set forth herein, and expressly waives and releases any rights to severance or other benefits under his Severance Agreement dated February 12, 2014, his Restated Change of Control Agreement (both of which are hereby expressly terminated) or any other agreement with, or policy or practice of, the Company. Executive further acknowledges and agrees that while Executive’s options and RSUs will continue to vest subject to the provisions of Section 1.(iv) above, Executive otherwise has no continuing right to accelerated vesting of options, RSUs or other equity under any circumstances and Executive waives and release any claim to such rights.

7. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has twenty-one (21) days within which to consider and accept the terms of this Agreement. To accept the terms of this Agreement, Executive shall date and sign this Agreement and return it to Kirsten Mellor, General Counsel, CafePress Inc., 1850 Gateway Drive, Ste. 300, San Mateo, CA 94404;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement (“Revocation Period”). If he decides to revoke this Agreement after signing,

he must submit a written statement of revocation by the last day of the Revocation Period to Kirsten Mellor, General Counsel, CafePress Inc., 1850 Gateway Drive, Ste. 300, San Mateo, CA 94404;

(d) if Executive does not revoke during the seven-day Revocation Period, this Agreement will take effect on the eighth (8th) day after the date Executive signs the Agreement (“Effective Date”); and

(e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

8. Unknown Claims. The release of claims herein extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. Executive expressly waives the benefits of any provision of the laws of the United States or of any state which provide that a general release does not extend to claims which a party does not know or expect to exist in its favor at the time of executing the release, which if known to the party may have materially affected the settlement. It is Executive’s intention to forever discharge and release known and unknown, present and future claims against the Releasees within the scope of the release set forth herein.

9. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Notwithstanding this Section, Executive may provide consulting services as an independent contractor if the terms of such relationship are mutually agreed upon.

11. No Cooperation. Executive agrees not to act in any manner that might damage the business of the Company. Executive further agrees that he will not knowingly encourage or counsel any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel. Notwithstanding the foregoing, this

Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and similar state agencies to enforce the discrimination statutes which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by such agencies; provided, however, that nothing in this Section limits or affects the finality or the scope of the Release. Executive has waived and released any claim Executive may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by such agencies.

12. Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel or slander of any of the Releasees, or any tortious interference with the contracts, relationships and prospective economic advantage of the other party or any of the Releasees. The Company agrees to instruct its officers and directors to refrain from any disparagement, defamation, libel or slander of any of Executive and that, provided that Executive directs all inquiries by potential future employers to the Company’s Human Resources Department, the Company will only provide Executive’s dates of employment and final salary in response to such inquiries.

13. Non-Competition and Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement:

(a) Executive shall not anywhere worldwide directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in or, if known to Executive, planning to become engaged in any business that competes with the Company in any of the lines of business in which the Company was engaged as of the Effective Date, provided, however, that Executive may (i) purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) or (ii) engage in any activity consented to in advance in writing by the Company.

(b) Executive shall not directly or indirectly: (i) solicit the competing business of any person or entity who was a customer of the Company at any time during the two (2) years prior to the Effective Date; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company at any time during the two (2) years prior to the Effective Date to cease doing business with the Company, to deal with any competitor of the Company or in any way interfere with its relationship with the Company; or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of the Company or in any way interfere with the relationship between the Company and any of their employees or independent contractors.

14. Breach. Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law. All other provisions of this Agreement shall remain in full force and effect.

15. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims; or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party, or to any third party.

16. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN LOUISVILLE, KENTUCKY BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH KENTUCKY LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL KENTUCKY LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH KENTUCKY LAW, KENTUCKY LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Cooperation with Company. Executive agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Executive’s period of employment. Following the Term of the Consulting Agreement, the Company agrees to pay Executive a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

23. Attorneys’ Fees. Except as provided in Section 7 hereof, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

24. Entire Agreement. This Agreement, together with Exhibit A hereto, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement and the applicable Stock Agreements.

25. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

26. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

27. Governing Law and Venue. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Kentucky, without regard to choice-of-law provisions. Any dispute which is not arbitrated pursuant to Section 17 shall be litigated exclusively in federal or state courts located in Louisville, Kentucky and Executive hereby consents to personal and exclusive jurisdiction and venue in the State of Kentucky.

28. Counterparts. This Agreement may be executed in counterparts and by facsimile or PDF, and each counterpart and facsimile or PDF shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Notices. Any notice to be provided to the Company pursuant to this Agreement must be submitted to the Company’s General Counsel, Kirsten Mellor, at CafePress Inc., 1850 Gateway Drive, Ste. 300, San Mateo, CA 94404. Any notice to be provided to Executive pursuant to this Agreement must be submitted to his home address, 11703 Tranquility Way, Louisville, KY 40291.

30. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a) he has read this Agreement;

(b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

(c) he understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CafePress Inc.

Dated:	August 3, 2014	By:	/s/ Kirsten Mellor

Bob Marino, an individual

Dated:	August 3, 2014	By:	/s/ Bob Marino

Exhibit A

Consulting Agreement